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                                                                  EXHIBIT 99(b)


FOR IMMEDIATE RELEASE                     CONTACT: STEPHEN PLOPPER
                                                   STEPHEN PLOPPER & ASSOCIATES
                                                   (317) 822-0800


             CARPENTER INDUSTRIES ANNOUNCES RESTRUCTURING PLAN


RICHMOND, Indiana   August 18, 1998   School bus and step van manufacturer
Carpenter Industries, Inc. today announced that its shareholders have tentatively agreed to a plan, which would restart production and allow Carpenter to continue to service customers and dealers.

"Carpenter's ownership has decided that for the Company to move forward, there must be dramatic changes in how the Company operates. In particular, Carpenter needs the support and involvement of its vendors and dealers to ensure the shareholders can implement their plan," said Carpenter Industries spokesman, Stephen Plopper, Counsel to the Company.

Carpenter reported it would be talking with customers, parts vendors, and network of school bus dealers in the next few days to discuss the plan and the timeline for resuming operations. Carpenter's owners have conditioned their recapitalization of the Company on the success of negotations with its dealers and vendors.

"We do not want to minimize our challenges," Plopper said. "All parties with a vested interest in Carpenter must make sacrifices to ensure Carpenter remains operational. However, we believe that with the help of our dealers and vendors, we could restart production as early as August 31, 1998. The shareholders are committeed to seeing Carpenter Industries succeed."

Carpenter Industries, Inc. is a leading manufacturer of school buses and step vans. Based in Richmond, Indiana, Carpenter sells its products through a network of approximately 40 dealers.










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